Exhibit 99.1

Second Quarter 2009 Financial Results Reported

GAITHERSBURG, Md.--(BUSINESS WIRE)--August 17, 2009--Ore Pharmaceuticals Inc. (NASDAQ:ORXE) today reported financial results for the second quarter ended June 30, 2009.

Highlights

During the second quarter of 2009, Ore Pharmaceuticals continued its transformation into a pharmaceutical asset management company. The Company’s strategy is focused on acquiring interests in pharmaceutical assets whose value, Ore believes, it can significantly enhance through targeted development, with the goal of then monetizing these assets through a sale or out-licensing. Steps taken during the second quarter and since in advancing towards that goal include:

  Further reduced cash usage to $2.4 million in the second quarter. The Company expects cash usage to continue to decline on a quarterly basis during the remainder of 2009 and currently anticipates that it has sufficient financial resources to be able to fund operations through late 2010;
  Hired Benjamin L. Palleiko as CFO, bringing onboard valuable industry experience, strategic financial insight and capital markets expertise;
  Appointed James W. Fordyce to the Board of Directors, providing Ore with the benefits of his lengthy experience as an investor focused on the healthcare sector;
  Acquired rights to ORE10002 from H. Lundbeck A/S, further increasing the asset portfolio at very little cost;
  Continued on track to initiate a Phase Ib/IIa trial for ORE1001 in ulcerative colitis in the second half of 2009; and
  Filed on Friday, August 14th with the SEC a registration statement announcing our 2009 Annual Meeting of Shareholders and pursuant to which the Company intends to propose, among other matters, a change of Ore’s corporate structure in order to better protect Ore’s approximately $324 million in tax loss carryforwards for shareholders.

Mark J. Gabrielson, Ore’s President and CEO stated, “The second quarter was a period of tremendous activity at Ore. We largely completed our cost cutting efforts, placing the Company on firmer financial ground, continued to advance our asset portfolio, and made some important enhancements to our management and board. I believe that all of these moves place us in a much stronger position as we continue to implement our strategy of transitioning Ore into a pharmaceutical asset management company.”

Liquidity

As of June 30, 2009, the Company had $4.6 million in cash and cash equivalents, compared to $10.8 million as of December 31, 2008. The cash usage for the second quarter of 2009 was $2.4 million. The operating cash usage for the third quarter of 2009 is currently expected to be lower than that of the second quarter. The Company also expects its operating cash usage for the fourth quarter of 2009 to be significantly lower than in the third quarter. The Company currently anticipates that its existing cash and cash equivalents balance, combined with anticipated payments on notes receivable, will be sufficient to fund its operations through late 2010.

Results of Operations

The Company recorded less than $0.1 million of revenue for the second quarter of 2009.

When compared to the prior year, second quarter 2009 Research and Development expenses decreased $2.7 million primarily as a result of lower employee and facility-related costs due to significant workforce reductions and lower third-party costs associated with the further development of Ore’s lead compound, ORE1001.

Compared to the prior year, Selling, General and Administrative expenses decreased $0.5 million primarily as a result of lower employee costs due to significant workforce reductions, partially offset by facility-related lease abandonment costs associated with the Company substantially vacating its Gaithersburg, Maryland facility.

For the second quarter of 2009, the Company’s net loss was $2.5 million, or $0.47 per share, compared to a net loss of $4.7 million, or $0.86 per share, for the second quarter of 2008.

For the first six months of 2009, the Company’s net loss was $5.7 million, or $1.04 per share, compared to a net loss of $11.6 million, or $1.99 per share, for the first six months of 2008.

2009 Annual Meeting of Stockholders and Proposal to Further Protect Tax Loss Carryforwards

The Company also announced that it currently plans to hold its 2009 Annual Meeting of Stockholders on Tuesday, October 20, 2009 at 11:00 a.m. EDT. As provided in the registration statement filed August 14th with the SEC, the Company plans to submit for shareholder approval, among other matters, a proposal to change Ore’s structure to a holding company, in order to better protect Ore’s approximately $324 million in tax loss carryforwards.

The record date for determining the stockholders entitled to receive notice of, and to vote at, the 2009 Annual Meeting is expected to be the close of business on September 4, 2009. In order to be considered timely and to be included in our proxy materials for the 2009 Annual Meeting, a stockholder proposal must be received by our Corporate Secretary no later than August 20, 2009.

Stockholders also have the right to make stockholder proposals at the meeting by following specified procedures. For a stockholder proposal for the 2009 Annual Meeting that is not intended to be included in our proxy statement, the stockholder must (1) provide the information required by our Bylaws and (2) give timely notice to our Corporate Secretary at 610 Professional Drive, Suite 101, Gaithersburg, Maryland 20879, Attention: Benjamin L. Palleiko. To be timely, the notice must have been received by our Corporate Secretary not earlier than the close of business on June 22, 2009, and not later than August 24, 2009.

Where to Find Additional Information

On August 14, 2009, the Company filed a registration statement with the SEC on Form S-4 that includes a preliminary proxy statement/prospectus and other relevant materials regarding the proposed reorganization. Stockholders are urged to read the preliminary proxy statement/prospectus filed with the SEC on August 14, 2009, the definitive proxy statement/prospectus when it becomes available and any other relevant materials filed with the SEC when they become available because they contain, or will contain, important information about the Company and the proposed reorganization. The definitive proxy statement/prospectus will be sent to Company stockholders seeking their approval of the reorganization. Stockholders may obtain a free copy of the preliminary proxy statement/prospectus filed on August 14, 2009 with the SEC, as well as other documents filed by the Company with the SEC at the SEC’s web site at www.sec.gov or through the Company’s web site as www.orepharma.com. The definitive proxy statement/prospectus and the Company’s other SEC filings also may be obtained for free from the Company by directing a request to: Ore Pharmaceuticals Inc., 610 Professional Drive, Suite 101, Gaithersburg, Maryland 20879, Attention: Corporate Secretary, telephone: 240-361-4400. Stockholders are urged to read the definitive proxy statement/prospectus and other relevant materials relating to the reorganization when they become available before voting or making any investment decision with respect to the reorganization.

The Company, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from the Company’s stockholders in connection with the transaction. Information regarding such persons and a description of their interests in the transaction is contained in the proxy statement/prospectus and the Company’s Annual Reports on Form 10-K and Form 10-K/A filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the definitive proxy statement/prospectus when it becomes available.

Ore Pharmaceuticals Overview

Ore Pharmaceuticals Inc. (the “Company”) is a pharmaceutical asset management company. The Company acquires interests in pharmaceutical assets whose value, it believes, it can significantly enhance through targeted development, with the goal of then monetizing these assets through a sale or out-licensing. Initially, the Company will focus on developing and monetizing its current portfolio, which includes four clinical-stage compounds in-licensed from major pharmaceutical companies. The Company’s four compounds in its development portfolio are: ORE1001, its lead compound, ORE10002, ORE5002 (tiapamil) and ORE5007 (romazarit).

Safe Harbor Statement

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include our ability to identify strategies for making its businesses successful and the impact of such strategies on our business and financial performance and on shareholder value. Forward-looking statements typically include the words “expect,” “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and similar expressions as they relate to Ore Pharmaceuticals or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly risks and uncertainties that may affect the Company’s operations, financial condition and financial results and that are discussed in detail in the our Annual Report on Form 10-K and our other subsequent filings with the Securities and Exchange Commission. They include, but are not limited to: whether the compounds we develop will be commercially viable; whether we will be able to begin to generate sufficient new revenue from licensing or other transactions early enough to support our operations and continuing compound development; whether there will be valid claims for indemnification from the buyers of our Genomics Assets; whether there will be claims from the landlords of the leased properties we have assigned, the buyer of our Preclinical Division or the assignee of our Cambridge facility lease, that we would be required to pay as guarantors of such leases; whether we will be able to collect amounts due under the terms of promissory notes from the buyers of our Genomics Assets and molecular diagnostic business; whether we will be able to manage our existing cash adequately and whether we will have access to financing on sufficiently favorable terms to maintain our businesses and effect our strategies; whether we will be able to maintain our NASDAQ listing; whether we will be able to attract and retain qualified personnel for our business; and potential negative effects on our operations and financial results from workforce reductions and the transformation of our business. Ore Pharmaceuticals Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Ore Pharmaceuticals Inc.
Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Services revenue	$25	$1,000	$25	$1,750

Expenses:
Research and development	639	3,364	1,580	6,206
Selling, general and administrative	2,016	2,505	4,305	7,669
Total expenses	2,655	5,869	5,885	13,875
Loss from operations	(2,630)	(4,869)	(5,860)	(12,125)
Interest (income), net	(81)	(186)	(167)	(502)
Net loss	$(2,549)	$(4,683)	$(5,693)	$(11,623)

Basic and diluted net loss per share	$(0.47)	$(0.86)	$(1.04)	$(1.99)
Shares used in computing basic and diluted net loss per share	5,474	5,477	5,474	5,841

Ore Pharmaceuticals Inc.
Consolidated Condensed Balance Sheets
(in thousands, except share amounts)

	June 30,	December 31,
	2009	2008

ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$4,650	$10,784
Prepaid expenses	279	200
Notes receivable, net	3,747	3,252
Other current assets	31	70
Total current assets	8,707	14,306
Property and equipment, net	42	483
Other intangibles, net	619	573
Notes receivable, net	-	338
Other assets	25	-
Total assets	$9,393	$15,700

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	$794	$623
Accrued compensation and employee benefits	184	1,185
Other accrued expenses	1,454	1,267
Current portion of long-term debt	450	477
Total liabilities	2,882	3,552
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; and no shares issued and outstanding as of June 30, 2009 and December 31, 2008	-	-
Common stock, $.01 par value; 60,000,000 shares authorized; 5,483,519 shares issued and outstanding as of June 30, 2009 and December 31, 2008	55	55
Additional paid-in capital	384,978	384,922
Accumulated deficit	(378,522)	(372,829)
Total stockholders' equity	6,511	12,148
Total liabilities and stockholders' equity	$9,393	$15,700

CONTACT:
Ore Pharmaceuticals Inc.
Benjamin L. Palleiko
SVP & CFO
617-649-2001
Email: bpalleiko@orepharma.com